Exhibit 99.1

Digital Recorders, Inc. Announces Second Quarter Preliminary Results; CEO Expects Profitable Quarter

    DALLAS--(BUSINESS WIRE)--July 14, 2003--Digital Recorders, Inc.
(DRI) (NASDAQ:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today second quarter 2003 revenues are preliminarily expected to be $12.5 million, as compared to $12.4 million for the same period in fiscal year 2002; final second quarter results will be announced Thursday, Aug. 14, 2003.

    SECOND QUARTER 2003

    "We are progressing steadily on our plans to achieve on-going profitability this year and beyond. Those plans include actions in virtually all areas affecting profitability, including marketing, product cost reductions, and operating expenses. The second quarter was profitable, as we had previously projected, but I should note that it was not as profitable as second quarter 2002," David Turney, the Company's Chairman, Chief Executive Officer and President, said. "Among other factors, operating margins were lower, and we were below our target revenue range for the quarter due primarily to delays in significant expected orders in our domestic market. Our international business showed stronger than projected revenue performance."

    FIRST SIX-MONTHS 2003 REVENUES

    "It is important that we reflect on progress made during the first half of 2003, as compared to the first half of 2002," Mr. Turney said. "The first quarter 2003 loss of $211,466 on $10.9 million in revenues was a substantial improvement over the $703,808 loss on $8.6 million in revenues in the same quarter of 2002. For the six-months, we will be reporting about $23.5 million in revenues as compared to $21.1 million for the same period last year."

    FISCAL YEAR 2003 OUTLOOK

    "The Company's fiscal year 2003 revenue range was previously projected to be $52 million to $57 million. However, since we now believe that our customer's required delivery dates on some orders may be moved close enough to year end that some might actually ship in fiscal year 2004, we are now projecting fiscal year 2003 at $52 million to $54 million. The Company's earnings-per-share range, which was previously projected as $0.20 to $0.35, is currently viewed as being $0.20 to $0.25," Mr. Turney said. "Each of the Company's business units has new product and service offerings in fiscal year 2003. We also continue to increase our market activity in North America, South America, Europe, Asia and Australia."

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital-communications and audio-enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products - TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems - enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation implied in a forward looking statement will prove correct, or that the contemplated event or result will occur as anticipated. The risks associated with forward looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.

                For More Information, Please Refer to:
                            www.digrec.com

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com